Exhibit 99.1

CORELOGIC SUBSTANTIALLY RAISES 3Q 2020, FY 2020, AND FY 2021 GUIDANCE

Expects Second Half 2020 Double Digit Revenue Growth With At Least Upper Single Digit Organic Growth and Margin Expansion of Over 300 Basis Points

Expects Strong, Sustained Growth and Continued Margin Expansion in 2021 and Beyond

Reaffirms Plan to Repurchase at Least $500 Million in Common Shares during 2020

Irvine, Calif., September 22, 2020 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today announced a substantial increase in financial guidance for the third quarter and full year 2020 and for the full year 2021.

“The successful execution of our strategic plan has significantly boosted the Company’s revenue growth and profit margins, bringing them into alignment with the most highly valued information services companies in our peer group,” said Frank Martell, President and Chief Executive Officer. “CoreLogic continues to drive high performance across our range of solutions, and the pathway to deliver our financial commitments going forward is clear and evident. Our consistent operating and financial performance is powering higher capital returns. We believe this strong performance demonstrates that we are at an inflection point and poised for further expansion of our trading multiple, which we expect will create significant additional value for our shareholders.”

Third Quarter and Full-Year 2020 Guidance Update

The Company expects increased third quarter and full-year 2020 revenues and adjusted EBITDA driven by strength in property tax processing, insurance & spatial and international as well as continued strong housing market fundamentals. Third quarter results are expected to exceed the high end of previously issued guidance ranges with operating leverage and cost productivity expected to drive adjusted EBITDA margin above 35%, an increase of more than 500 basis points compared to the third quarter of 2019. CoreLogic expects double digit revenue growth over the course of the second half of 2020 with at least upper single digit organic growth and margin expansion of at least 300 basis points over the same period in 2019.

$ in Millions	Previous Guidance	Updated Guidance
3Q20 Revenue	$485 - $515	$525 - $535
3Q20 Adjusted EBITDA[1]	$160 - $175	$187 - $192

$ in Millions	Previous Guidance	Updated Guidance
FY20 Revenue	$1,860 - $1,895	$1,920 - $1,945
FY20 Adjusted EBITDA[1]	$580 - $600	$615 - $630

Full year 2020 financial guidance reflects U.S. mortgage market volumes approximately 35% higher than the prior year and includes CoreLogic’s reseller operations. The Company previously announced the planned sale of these non-strategic assets.

CoreLogic also confirms its previously stated commitment to repurchase at least $500 million in common shares during 2020, $300 million in 2021 and $200 million in 2022.

2021 Guidance Update

Based on strong updated 2020 financial guidance, as well as contracted and secured business wins, increased recurring revenue, and continued strong housing market fundamentals, the Company is providing the following updated 2021 forecast:

$ in Millions	Previous Guidance	Updated Guidance
FY21 Revenue	$1,910 - $1,950	$1,965 - $2,010
FY21 Adjusted EBITDA[1]	$595 - $615	$635 - $660

Key assumptions pertaining to this forecast are as follows:

[1]	Definition of adjusted EBITDA, as well as other non-GAAP financial measures used by management, is included in the Use of Non-GAAP Financial Measures section found at the end of the release.

•	U.S. mortgage market volumes approximately 10% to 15% lower than 2020 projected levels, with Federal Reserve pronouncements supporting an extended low interest rate policy through at least 2023

•	Organic revenue growth of at least 5%, consistent with 2020 levels

•	Share repurchase of $300 million

•	Reseller operations are included

Frank Martell said, “With just over three months left in 2020, we believe CoreLogic is firmly on track to deliver record operating and financial performance this year and set the stage for additional value creation in 2021 and beyond. Our accelerating growth and margin expansion, which has put us in line with other high-performing companies in our peer group, is the direct result of successful implementation of our strategic plan. With a strong base of contracted wins and other recurring revenues driving sustainable growth in the mid-single-digit range, and profit margins in line with other vertical information service providers, we are confident in achieving our financial goals in 2020, 2021, and beyond.”

Martell added, “At the mid-points of our updated 2020 guidance ranges, our forecasted 2020 revenues are up $223 million and forecasted 2020 adjusted EBITDA is up $110 million since Senator/Cannae announced their unsolicited bid in late June.”

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com.

Safe Harbor/Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results in the second quarter and second half of the year, and overall mortgage market volumes. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K.

These risks and uncertainties include but are not limited to: any potential impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release contains a non-GAAP financial measure, adjusted EBITDA, which is provided only as supplemental information. The Company believes that its presentation of non-GAAP measures provides useful supplemental information to investors and management regarding the Company’s financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. Because the non-GAAP measures included herein are forward-looking, the Company is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure.

Contacts

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard/Robin Weinberg/Devin Broda

CoreLogic-SVC@SARDVERB.com